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December 19, 2002


Mr. Lyle Newkirk
3024 Margaret Mitchell Court
Atlanta, Ga. 30327

Dear Lyle,

I would like to clarify your employment status in the event that a material change of control ("Material Change") should occur. For purposes of this letter, a Material Change shall be defined as a transaction in which after such transaction the assets or substantially all of the assets of T/R Systems, Inc. ("T/R") are held by a corporation or person (either T/R or an acquiring person) and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held (directly or indirectly) in the aggregate by the holders of the common stock of T/R immediately prior to such transaction.

If a Material Change occurs and if you are not offered a position of similar stature and compensation within the new entity, the following shall occur:

         1. Your salary shall continue to be paid on a regular basis for the immediate twelve (12) month period following the date of the Material Change (known as the "Termination Date") at the rate immediately prior to the Termination Date.

         2. A prorated portion of any targeted bonus amount achieved for the year or period that includes the Termination Date shall be paid within three months of the Termination Date.

         3. Your employee health plan and other insurance benefits shall continue for the immediate twelve (12) month period following the Termination Date.

         4. Your employment, for purposes of stock option vesting, shall continue during the immediate twelve (12) month period following the Termination Date.

Sincerely,


/s/ Michael E. Kohlsdorf


Michael E. Kohlsdorf
President and Chief Executive Officer
T/R Systems, Inc.

CC:      Hal Gaffin, Philip Gianos, Barbara Pellow


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        SCHEDULE OF SUBSTANTIALLY IDENTICAL CHANGE OF CONTROL AGREEMENTS


         Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Change of Control Agreements with Michael Barry, Michael Liess and E. Neal Tompkins are not being filed as exhibits to the registrant's annual report on Form 10-K for the fiscal year ended January 31, 2003 (the "2003 Annual Report"). The Change of Control Agreements with Messrs. Barry, Liess and Tompkins are substantially identical in all material respects to the Change of Control Agreement with Mr. Newkirk, which is filed as Exhibit 10.29 to the 2003 Annual Report, except with respect to the parties thereto and the dates of execution.